EXHIBIT 10.1

WISDOMTREE ASSET MANAGEMENT, INC.

245 Park Avenue, 35th Floor

New York, New York 10167

May 5, 2017

[Name]

Dear [Name]:

Reference is made to the letter agreement, dated [December 22, 2016][January 26, 2017] (“Letter”), between you and WisdomTree Asset Management, Inc. (“WTAM”), relating to your employment with WTAM. Capitalized terms used and not defined in this amendment to the letter (“Amendment”) have the respective meanings assigned to them in the Letter.

The terms of this Amendment are as follows:

1.	Section 12(c) of the Letter is hereby amended to read as follows:

“(i) the Non-Triggering Amount less the product of the aggregate marginal rate of any applicable federal, state and local income taxes times the Non-Triggering Amount would be greater than (ii) the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the aggregate amount of tax required to be paid by you thereon by Section 4999 of the Code (or any successor provision thereto) and any similar excise tax imposed by state or local law and further minus (y) the product of the Change of Control Benefits times the aggregate marginal rate of any applicable federal, state and local income taxes; then”

2.	Paragraph 2 of Exhibit A to the Letter (Form of Release Agreement) is hereby amended to read as follows:

“Pursuant to and as a part of Employee’s complete, total release and discharge of the Primary Releasees as set forth in Paragraph 1 above, and as part of Employee’s limited release and discharge of the Secondary Releasees as set forth in Paragraph 1, Employee expressly agrees, to the fullest extent permitted by law, not to sue, file a charge, claim, complaint, grievance or demand for arbitration in any forum or to assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, charge, complaint, investigation or other proceeding of any kind which relates to (i) any matter that involves the Primary Releasees and that occurred on or before the Effective Date of this Release and (ii) any matter that involves the Secondary Releasees and relates to Employee’s employment by WisdomTree and that occurred on or before the Effective Date of this Release. Employee represents that Employee has not filed or initiated any such proceedings against any of the Releasees as of the Effective Date. Nothing in this Release shall be interpreted or applied to prohibit Employee from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that Employee may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. Nothing in this Release shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local agency. Notwithstanding the foregoing, Employee agrees to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf with the EEOC or a comparable state or local agency. For the avoidance of doubt, this Release does not limit Employee’s right to receive an award for information provided to any government agency or entity other than the EEOC or a comparable state or local agency. Except as otherwise provided in this paragraph, Employee will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Releasees that in any way involves the allegations and facts that Employee could have raised against any member of the Releasees as of the date of this Release.”

3.	Except as expressly provided in this Amendment, all the terms and provisions of the Letter are and will remain in full force and effect, and are hereby ratified and confirmed by the parties. On and after the date hereof, each reference in the Letter to “this letter, “this letter agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Letter as amended by this Amendment.

4.	This Amendment shall be governed by, and construed in accordance with, the internal laws of New York, without regard to principles of conflicts of law. This Amendment may not be amended or modified unless memorialized in writing and signed by both you and WTAM. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

Please acknowledge your acceptance by signing and dating this Amendment in the place below.

Sincerely,

WISDOMTREE ASSET MANAGEMENT, INC.

By:
Name:
Title:

I agree to the terms and conditions set forth in the above Amendment to the Letter.

[Name]	Date